Exhibit 99.8

RULE 438 CONSENT OF PROSPECTIVE DIRECTOR

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in the Registration Statement on Form S-4, to which this consent is an exhibit, filed by PowerFleet, Inc. (“Parent”) with the Securities and Exchange Commission, and all amendments (including post-effective amendments) thereto (the “Registration Statement”) and any prospectus and/or proxy statement contained therein and any amendment or supplement thereto, as a person who is to become a director of Parent, effective at the closing of the Transactions (as such term is defined in the Registration Statement) and to the filing of this consent as an exhibit to the Registration Statement.

/s/ Charles Frumberg
Charles Frumberg
July 1 , 2019